UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2019

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On April 12, 2019, PAVmed Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”). Under the Placement Agency Agreement, the Placement Agent agreed to act as the placement agent, on a reasonable best efforts basis, for a proposed offering by the Company of shares of its common stock (the “Offering”). As compensation for such services, the Company agreed to pay the Placement Agent a fee of 7% of the aggregate gross proceeds from the sale of such shares to purchasers introduced to the Company by the Placement Agent, and to reimburse the Placement Agent for its out-of-pocket accountable expenses, up to a maximum of $30,000. The Placement Agency Agreement is subject to customary closing conditions. In addition, the Company agreed to indemnify the Placement Agent against certain liabilities, including for certain liabilities under the Securities Act of 1933, as amended. As part of the Offering, the Company also offered shares of its common stock directly to purchasers without the Placement Agent.

On the same date, in connection with the Offering, the Company entered into subscription agreements (the “Subscription Agreements”) with the purchasers in the Offering (the “Investors”). Under the Subscription Agreements, the Investors agreed to purchase, and the Company agreed to sell, an aggregate of 1,680,000 shares (the “Shares”) of the Company’s common stock, at a purchase price of $1.00 per Share, for aggregate gross proceeds of $1,680,000. Of such amount, 530,000 Shares were sold to Investors introduced to the Company by the Placement Agent. The Subscription Agreements contain customary representations and warranties and covenants of the Company. In addition, the Company agreed to indemnify each Investor against certain liabilities, including for certain liabilities under the Securities Act of 1933, as amended.

The Company also entered into voting agreements (the “Voting Agreements”) with the Investors, pursuant to which the Investors agreed to vote all shares of Common Stock now owned or hereafter acquired by them in favor of (i) an increase in the Company’s authorized shares of common stock from 75 million to 100 million shares, and (ii) the issuance of shares of common stock under the senior secured convertible note in the initial principal amount of $7,750,000 issued by the Company on December 27, 2018, for the purposes of compliance with the stockholder approval rules of The Nasdaq Stock Market.

The Company estimates that the net proceeds of the Offering, after deducting the Placement Agent’s fees and the other estimated expenses of the Offering, will be approximately $1.6 million. The Offering is expected to close on or about April 16, 2019, subject to customary closing conditions.

The Offering was made pursuant to the Company’s existing shelf registration statement on Form S-3 (Registration No. 333-220549), which was filed with the Securities and Exchange Commission (“SEC”) on September 21, 2017 and declared effective by the SEC on October 6, 2017, and is described in more detail in a prospectus supplement (to be dated April 12, 2019) and accompanying base prospectus (dated October 6, 2017) to be filed with the SEC.

The Placement Agency Agreement and forms of the Subscription Agreement and Voting Agreement are attached hereto as Exhibits 1.1, 10.1 and 10.2, respectively, and are incorporated herein by reference. A copy of the opinion of Graubard Miller relating to the legality of the issuance and sale of the securities in the Offering is attached hereto as Exhibit 5.1. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The Placement Agency Agreement and the form of Subscription Agreement and Voting Agreement have been included to provide investors and security holders with information regarding their terms. The agreements are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agency Agreement, the Subscription Agreements and the Voting Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, may in some cases be made solely for the allocation of risk between the parties and may be subject to limitations agreed upon by the contracting parties.

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Item 8.01. Other Events

On April 12, 2019, the Company issued a press release announcing that it had signed the Subscription Agreements. The press release is attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

1.1	Placement Agency Agreement.

10.1	Form of Subscription Agreement.

10.2	Form of Voting Agreement.

5.1	Opinion of Graubard Miller.

23.1	Consent of Graubard Miller (included as part of Exhibit 5.1).

99.1	Press release.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2019	PAVMED INC.

	By:	/s/ Dennis M. McGrath
Dennis M. McGrath
President and Chief Financial Officer

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